Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
November 3, 2025	Hines Press Office
PressOffice@hines.com

HINES PRIVATE WEALTH SOLUTIONS COMPLETES MORE THAN $1 BILLION ACROSS SEVEN DST OFFERING
$199.8 Million HREX 7 Offering Delivered a High-Quality, Logistics Investment Opportunity to Investors Interested in a 1031 Exchange.

(HOUSTON) – Hines, the global real estate investment manager, today announced that Hines Private Wealth Solutions LLC has completed more than $1 billion across seven Delaware Statutory Trust (“DST”) offerings from qualified investors interested in tax-advantaged investment opportunities, since the launch of the Hines Real Estate Exchange platform in 2022. Most recently, Hines Private Wealth Solutions LLC has successfully completed HREX 7 DST, a $199.8 million offering.

HREX 7 DST includes Georgia International Trade Center, which features two Class A industrial facilities totaling 2.2 million square feet in Savannah. One facility is fully leased to a Fortune 50 home improvement retailer, and the other is fully leased to a global third-party logistics provider. The site is located approximately ten miles from the Port of Savannah, which we believe is one of the best globally connected ports in the U.S. and is the fastest growing port on the East Coast.

“The successful completion of more than $1 billion in DST offerings reflects the strength of our platform and our ability to deliver high-quality, tax-advantaged investments,” said Alfonso Munk, Co-Head of Investment Management at Hines. “HREX 7 DST exemplifies this success and reinforces the long-term appeal of the industrial sector—particularly in a high-demand logistics corridor like Savannah.”

The assets were sourced by Hines Global Income Trust, Inc. (“Hines Global Income Trust” or “HGIT”), which has a $5.65B portfolio as of September 30, 2025, and is diversified by geography and property type with a focus on dynamic sectors and markets.

HREX 7 DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. It presented a solution to aid in the deferment of capital gains and other taxes while providing the opportunity to own a Class A industrial asset.

About Hines Global Income Trust

Hines Global Income Trust is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about HGIT, visit www.hinesglobalincometrust.com.

About Hines
Hines is a leading global real estate investment manager. We own and operate $91.8 billion¹ of assets across property types and on behalf of a diverse group of institutional and private wealth clients. Every day, our 4,600 employees in 30 countries draw on our 68-year history to build the world forward by investing in, developing, and managing some of the world’s best real estate. To learn more, visit www.hines.com and follow @Hines on social media.

¹Includes both the global Hines organization and RIA AUM as of June 30, 2025.

No Offer of Securities

This press release shall not be deemed an offer to sell, or a solicitation of an offer to purchase, any securities. No one can invest directly in the Hines Real Estate Exchange platform.